Exhibit 10.2

SEVERANCE AND CHANGE OF CONTROL AGREEMENT

This Severance and Change of Control Agreement (“Agreement”) between Pacific Drilling Manpower, Inc., a Delaware corporation (the “Company”), and «Full_MI_Name» (the “Executive”) is dated as of August 25, 2020 (the “Agreement Date”).

WITNESSETH

WHEREAS, the Company is an indirect wholly-owned subsidiary of Pacific Drilling S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg registered with the Luxembourg register of commerce and companies under registration number B159658 having its registered address at 8-10 Avenue de la Gare, L-1610, Luxembourg (the “PDSA”);

WHEREAS, the Company provides management services to the PDSA and subsidiaries of PDSA (collectively, the “Group”) engaged in the business of providing offshore drilling services through the use of high-specification floating rigs;

WHEREAS, the Executive has been and will continue to be an Executive of the Company and as a result has had, and will continue to gain, access to and knowledge of certain trade secrets and other confidential information regarding the Company, including without limitation, the assets, manner of doing business, processes, techniques and other proprietary information which constitutes a valuable asset of the Company;

WHEREAS, this Agreement supersedes and replaces in its entirety the Severance and Change of Control Agreement between the Company and Executive dated as of «Original_Agmt_Date» (the “Prior Agreement”) and the Prior Agreement is hereby of no further force and effect; provided, however, that the following shall continue to apply to this Agreement: (i) the modification to the Prior Agreement reflected in the letter agreement between the Executive and the Company dated April 1, 2020, which confirmed that the Company-wide base salary reductions shall not impact the severance calculations, and (ii) the Executive’s agreement to waive his or her right to receive an annual bonus for 2020 contained in the letter agreement between the Executive and the Company dated August 20, 2020, as a result of which such bonus elimination does not constitute Good Reason under the Agreement (together, the “Letter Agreements”);

NOW, THEREFORE, in consideration of the mutual undertakings of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms have the meanings specified:

Section 1.1Affiliate. “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another specified Person.

Section 1.2Board. “Board” shall mean the Board of Directors of the Parent.

Section 1.3Business. “Business” shall mean the provision by the Group of offshore drilling services through the use of high-specification floating rigs.

Section 1.4Cause. “Cause” shall mean the Executive’s (a) willful breach of Section 5.1 or 5.2 of this Agreement; (b) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving dishonesty or moral turpitude; (c) material breach of the Group’s Global Code of Conduct, Insider Trading Standard or other Board or Group adopted policies applicable to management conduct; (d) knowing falsification of information contained in any report provided to the Board or filed or furnished by the Parent with the U.S. Securities and Exchange Commission (“SEC”) or with any exchange on which the Parent’s securities are listed for trading; or (e) willful engagement in illegal conduct or gross misconduct that is materially injurious to the Group or substantial, willful and repeated failure to perform duties as instructed by the Board.

The Executive’s employment shall not be deemed terminated for Cause unless the Company shall have delivered to the Executive a termination notice with a copy of a resolution adopted by the affirmative vote of not less than three-quarters of the entire Board at a meeting called for such purpose (after reasonable notice is provided to the Executive and the Executive has had an opportunity, with counsel, to be heard by the Board) finding that the Executive should be terminated for Cause and specifying in reasonable detail the grounds therefor.

Section 1.5Change of Control.

(a)For purposes of this Agreement, “Change of Control” means (capitalized terms not otherwise defined will have the meanings ascribed to them in paragraph (b) below):

(i)the acquisition by any Person together with all Affiliates of such Person, of Beneficial Ownership of more than 50% of the outstanding Shares, or more than 50% of the combined voting power of the Parent’s then outstanding securities; provided, however, that for purposes of this paragraph (a)(i), the following will not constitute a Change of Control:

(A)any acquisition (other than a “Business Combination,” as defined below, that constitutes a Change of Control under paragraph (a)(ii) hereof) of Shares directly from the Parent,

(B)any acquisition of Shares by the Parent or its subsidiaries,

(C)any acquisition of Shares by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation or other entity controlled by the Parent, or

(D)any acquisition of Shares pursuant to a Business Combination that does not constitute a Change of Control under paragraph (a)(ii) hereof; or

(ii)the consummation of a reorganization, merger, consolidation, conversion, or statutory share exchange (including a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent), or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, immediately following such Business Combination, all of the following conditions exist:

(A)the individuals and entities who were the Beneficial Owners of the Parent Voting Stock immediately prior to such Business Combination have direct or indirect Beneficial Ownership of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(B)no Person together with all Affiliates of such Person (excluding the Parent and any employee benefit plan or related trust of the Post-Transaction Corporation or any subsidiary of the Parent, the Post-Transaction Corporation or any subsidiary of either), Beneficially Owns 50% or more of the then outstanding shares of common stock of the Post-Transaction Corporation or 50% or more of the combined voting power of the then outstanding voting securities of such corporation (provided that for purposes of this paragraph (a)(ii)(B), if prior to the Business Combination a Person with its Affiliates owns more than 50%, then references to 50% shall refer to such higher percentage), and

(C)at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Board at the time of the Board’s execution of the initial agreement approving the Business Combination (or approved by a majority of the members of the Board at the time of such initial agreement), or

(iii)individuals who, as of the Agreement Date, constitute the Board of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director after the Agreement Date through either (A) an election by the Incumbent Board to fill a vacancy, or (B) an election by the Parent’s shareholders following a nomination of such individual by the vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office is a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, or

(iv)approval by the shareholders of the Parent of a complete liquidation or dissolution of the Parent.

(b)As used in this definition of Change of Control and elsewhere in this Agreement, the following terms have the meanings indicated:

(i)“Beneficial Owner” (and variants thereof), with respect to a security, means a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (A) the power to vote, or direct the voting of, the security, and/or (B) the power to dispose of, or to direct the disposition of, the security.

(ii)“Parent Voting Stock” or “Shares” means any capital stock of the Parent that is then entitled to vote for the election of directors.

(iii)“Post-Transaction Corporation” means (A) unless a Change of Control includes a Business Combination, the Parent after the Change of Control; or (B) if a Change of Control includes a Business Combination, the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Parent or all or substantially all of the Parent’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

Section 1.6Company. “Company” shall mean (a) the Company as defined above and its successors and assigns as permitted by Section 6.1(a), and (b) in appropriate contexts, any subsidiary or corporate Affiliate of the Company.

Section 1.7Confidential Information. “Confidential Information” shall mean any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of any member of the Group, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by any member of the Group, whether produced by any member of the Group or any of their respective consultants, agents or independent contractors or by the Executive, and whether or not marked confidential, including without limitation information relating to any of the Group’s services, projects or jobs, project or job locations, estimating or bidding procedures, bidding strategies, business plans, business acquisitions, joint ventures, processes, research and development ideas, methods or techniques, training methods and materials, and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants’ reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, pricing information and analyses, employee lists, customer records, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

Section 1.8Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company, the date that the Company notifies the Executive of such termination or any later date specified in the notice of termination, which shall not be more than 15 days after the date of the notice; (b) if the Executive’s employment is terminated voluntarily by the Executive, the date that the Executive notifies the Company of such termination or any later date specified therein (which date shall not be later than 30 days after the giving of such notice), as the case may be; or (c) if the Executive’s employment is terminated as a result of the Executive’s death or Disability, the date of such death or the date of determination of such Disability pursuant to Section 1.9, as the case may be.

Section 1.9Disability. “Disability” shall be deemed to have occurred if the Executive is rendered incapable of satisfactorily discharging his or her duties and responsibilities to the Company because of physical or mental illness, and either (a) the Executive becomes eligible to receive benefits under the Company’s long-term disability plan as in effect on the Date of Termination, or (b) if the Company has no long-term disability plan in effect during such period, the Executive is rendered incapable of performing his or her duties: (i) with or without reasonable accommodation; (ii) with no return date; and/or (iii) the period of incapacitation cannot be reasonably accommodated.

Section 1.10Good Reason. “Good Reason” shall mean any of the following events or conditions, provided that (a) the Executive shall have provided written notice to the Company within 90 days of the initial existence of the condition described in this Section 1.10, (b) such event or condition continues uncured for a period of 30 days after written notice thereof is given by the Executive to the Company, and (c) the Date of Termination is no later than 90 days following the Board’s receipt of the notice provided in subpart (a) above:

(i)A material reduction by the Company of the Executive’s base salary that is then in effect or Executive’s Target Bonus (as compared to the Target Bonus approved in March 2020), without Executive’s prior consent, except, in the case of a termination under Article 3 hereof only, a reduction that is part of, and consistent in amount, percentage and/or application with, an across-the-board reduction in the base salaries or Target Bonus opportunities of the senior executives of the Company;

(ii)A material diminution in the Executive’s duties and status as an officer of the Company;

(iii)A failure in any material respect by the Company to perform any of its obligations to the Executive under this Agreement; or

(iv)The relocation of the geographic location of the Executive’s principal place of employment to a location more than twenty five (25) miles outside the greater Houston, Texas metropolitan area (excluding reasonably required business travel in connection with the performance of the Executive’s duties).

Section 1.11Group. “Group” shall mean the Parent and its subsidiaries collectively.

Section 1.12Parent. “Parent” means the ultimate parent entity of the Company, which may include as applicable PDSA or Pacific Drilling Company Limited, an entity established under the laws of the Cayman Islands, unless in the future a separate entity Beneficially Owns greater than 50% of the common stock of the Company, at which point such entity shall also be considered a “Parent.”

Section 1.13Person. “Person” shall mean a natural person or entity, and will also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including without limitation a partnership, limited partnership, joint venture or other joint undertaking) for the purpose of acquiring, holding, voting or disposing of a security, except that “Person” will not include an underwriter temporarily holding a security pursuant to an offering of the security.

Section 1.14Prohibited Territories. “Prohibited Territories” shall mean those jurisdictions listed on Appendix A attached hereto, as it may be amended or modified from time to time in accordance with the provisions of Section 5.2 hereof.

Section 1.15Protected Period. “Protected Period” shall mean the period beginning with the date of the Change of Control and continuing through the date that is 18 months thereafter.

Section 1.16Section 409A. “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and guidance issued thereunder.

Section 1.17Target Bonus. “Target Bonus” shall refer to the target annual bonus established for the Executive for the year in which the termination occurs (waiving any subjective performance criteria and assuming achievement by the Company of all objective performance goals of the bonus plan at exactly 100%), without giving effect to any subsequent waiver by the Executive of his or her rights to receive the annual bonus. If, for any given year, the Executive’s Date of Termination occurs prior to the establishment of a target annual bonus for that year, the Target Bonus shall refer to the target annual bonus established for the Executive for the prior year.

Section 1.18Termination Bonus. “Termination Bonus” shall mean an amount equal to the product of (a) the Target Bonus and (b) the fraction derived (expressed as a decimal) by dividing (i) the number of days in the year of termination that preceded the Date of Termination by (ii) 365.

ARTICLE 2

TERM

Section 2.1Agreement Term. This Agreement shall commence on the Agreement Date and continue in effect through December 31, 2022, provided, however, that, commencing on January 1, 2023 and each second January 1st thereafter (January 1, 2025, January 1, 2027, etc.), the term of this Agreement shall automatically be extended for two additional years unless, not later than 60 days prior to the expiration date, the Company or the Executive shall give written notice that it does not wish to extend the term of this Agreement, in which case the Agreement shall, subject to Section 2.2, be terminated as of the expiration date. For avoidance of doubt, if neither party shall have given timely written notice of termination of this Agreement prior to December 31, 2022, then the Agreement shall automatically be extended through December 31, 2024, and so forth.

Section 2.2Company Decision to not Renew Agreement. (a) If during the one-year period immediately following the expiration of the term of this Agreement as a result of the Company having given to the Executive a non-extension notice under Section 2.1, the Company terminates the Executive’s employment without Cause or the Executive terminates his or her employment for Good Reason prior to a Change of Control, then the Executive shall be entitled to the same benefits as are provided under Section 3.1.

(b)If a non-extension notice is given by the Company under Section 2.1, and a Change of Control of the Company shall occur during, or within six months following the expiration of, the term of this Agreement, this Agreement shall continue in effect through the Protected Period following the Change of Control and if the Company terminates the Executive’s employment without Cause or the Executive terminates his or her employment for Good Reason during such Protected Period, then the Executive shall be entitled to the same benefits as are provided under Section 4.1.

ARTICLE 3

TERMINATION PRIOR TO CHANGE OF CONTROL

Section 3.1Termination of Employment by the Company without Cause or by Executive for Good Reason. If during the term of this Agreement, and prior to a Change of Control, the Company terminates the Executive’s employment without Cause, or the Executive terminates his or her employment for Good Reason, in accordance with Section 3.5 and provided the conditions set forth in Section 6.11 are met, the Executive shall be entitled to the following:

(a)In addition to the sums payable in accordance with Section 3.3, a lump sum payment (the “Severance Payment”) equal to the sum of:

(i)An amount equal to 1.5 times the sum of (A) the greater of the Executive’s annual base salary in effect for the fiscal year that the Date of Termination occurs or the Executive’s annual base salary as of March 31, 2020, and (B) the Target Bonus;

(ii)An amount equal to the Termination Bonus; and

(iii)An amount equal to the sum of the Company contributions that would be made for 18 months of group life, long-term disability and health insurance benefits (collectively, the “Group Benefits”) calculated based on monthly Company contributions as of the Date of Termination with respect to coverage that was provided to the Executive and his or her dependents as of such date.

(b)With regard to long-term incentive awards, including but not limited to stock options, restricted stock, restricted stock units or long-term cash awards granted to the Executive by the Company or Parent (collectively, the “LTI Awards”) outstanding as of the Date of Termination:

(i)acceleration of the vesting of any LTI Awards that vest solely based on the passage of time (as opposed to performance) and that were scheduled to vest by their terms within one year following the Date of Termination; provided however, that payment of any such awards shall not be accelerated unless permitted under Section 409A, if applicable, and

(ii)for LTI Awards that vest based on performance, if the performance period for such award will end within one year following the Date of Termination, such award will not be forfeited but will remain outstanding and vest in accordance with its terms following the end of the performance period based on the level of achievement of the applicable performance goals.

To the extent this Section 3.1(b) changes the terms of any such LTI Awards held by the Executive now or in the future in a manner that is beneficial to the Executive, this Section 3.1(b) shall be deemed to be an amendment to the agreement between the Company or Parent and the Executive setting forth the terms of such awards and shall form a part of such agreement.

Section 3.2Termination for Other Reasons. If during the term of this Agreement, the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or as a result of Executive’s death or Disability, this Agreement shall terminate without further obligation by the Company to the Executive other than as provided in Section 3.3 hereof.

Section 3.3Accrued Obligations and Other Benefits. Upon the termination of Executive’s employment for any reason, the Company shall promptly pay the Executive or his or her legal representatives, in addition to any other benefits provided herein, (a) the Executive’s base salary accrued through the Date of Termination, and (b) any earned but unused vacation pay.

Section 3.4LTI Awards and Other Incentives. The benefits provided for in this Article 3 are in addition to the value or benefit of any LTI Awards or other incentives, the exercisability, vesting or payment of which is accelerated or otherwise enhanced upon a termination of Executive’s employment pursuant to the terms of any stock incentive plan or agreement heretofore or hereafter adopted by any member of the Group.

Section 3.5Payment Timing. Subject to the Executive’s compliance with Section 6.11 and except as otherwise required by Section 6.19, the Severance Payment shall be made and the acceleration and/or retention of the LTI Awards provided for under Section 3.1 shall be effective on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Date of Termination.

ARTICLE 4

TERMINATION FOLLOWING A CHANGE OF CONTROL

Section 4.1Termination of Employment by the Company without Cause or by the Executive for Good Reason. If a Change of Control occurs during the term of this Agreement and following the Change of Control, the Company during the Protected Period terminates the Executive’s employment without Cause, or the Executive terminates his or her employment for Good Reason, in accordance with Section 4.5 and provided the conditions set forth in Section 6.11 are met, the Executive shall be entitled to the following:

(a)In addition to sums payable under Section 4.3, a lump sum payment (the “CIC Severance Payment”) equal to the sum of:

(i)an amount equal to 2.0 times the sum of (A) the greater of the Executive’s annual base salary in effect for the fiscal year in which the Date of Termination occurs or the Executive’s annual base salary as of March 31, 2020 and (B) the Target Bonus; and.

(ii)An amount equal to the sum of the Company contributions that would be made for 24 months of Group Benefits, calculated based on monthly Company contributions as of the Date of Termination with respect to coverage that was provided to the Executive and his or her dependents as of such date.

(b)With respect to LTI Awards outstanding as of the Date of Termination:

(i)acceleration of the vesting of all LTI Awards that vest solely based on the passage of time (as opposed to performance); provided however, that payment of any such awards shall not be accelerated unless permitted under Section 409A, if applicable, and

(ii)for LTI Awards that vest based on performance, accelerated vesting of such award at the target level; provided however, that payout of any such awards shall not be accelerated unless permitted under Section 409A, if applicable.

To the extent this Section 4.1(b) changes the terms of any LTI Awards held by the Executive now or in the future in a manner that is beneficial to the Executive, this Section 4.1(b) shall be deemed to be an amendment to the agreement between the Company or Parent and the Executive setting forth the terms of such awards and shall form a part of such agreement.

Section 4.2Termination for Other Reasons. If during the Protected Period, the Executive’s employment is terminated by the Company for Cause, by the Executive without Good Reason, or as a result of Executive’s death or Disability, this Agreement shall terminate without further obligation by the Company to the Executive other than as provided in Section 4.3 hereof.

Section 4.3Accrued Obligations and Other Benefits. Upon the termination of Executive’s employment for any reason, the Company shall promptly pay the Executive or his or her legal representatives, in addition to any other benefits provided herein, (a) the Executive’s base salary accrued through the Date of Termination and (b) any earned but unused vacation pay.

Section 4.4LTI Awards and Other Incentives. The benefits provided for in this Article 4 are in addition to the value or benefit of any LTI Awards or other incentives, the exercisability, vesting or payment of which is accelerated or otherwise enhanced pursuant to the terms of any stock incentive plan or agreement heretofore or hereafter adopted by any member of the Group upon a termination of Executive’s employment.

Section 4.5Payment Timing. Subject to the Executive’s compliance with Section 6.11, and except as otherwise required by Section 6.19, the CIC Severance Payment shall be made and the acceleration of the LTI Awards provided for under Section 4.1 shall be effective on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Date of Termination.

Section 4.6Excise Tax Provision.

(a)Notwithstanding any other contrary provisions in any plan, program or policy of any member of the Group, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from any member of the Group, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to Executive under this Agreement, plus (ii) all other payments and benefits which Executive receives or is then entitled to receive from any member of the Group that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code (each such benefit hereinafter referred to as an “Additional Parachute Payment”), less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

(b)All determinations required to be made under this Section 4.6 shall be made by the accounting firm that was the Parent’s independent auditor prior to the Change of Control or any other third party acceptable to the Executive and the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)For purposes of determining whether and the extent to which any payments would constitute a “parachute payment” (i) no portion of any payments or benefits that the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no portion of such payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the payments shall be determined by the Accounting Firm in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

Section 4.7Certain Pre-Change-of-Control Terminations. Notwithstanding any other provision of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause or by the Executive for Good Reason, if:

(a)the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination without Cause or the act, circumstance or event which constitutes Good Reason occurred after either: (i) the Company has signed a letter of intent or an agreement with respect to a transaction that if consummated would result in a Change of Control, or (ii) a public announcement is made of a proposed transaction that if consummated would result in a Change of Control, or

(b)the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and on or before the earlier of the date that is six months following the Date of Termination or March 10th of the calendar year following the Date of Termination: (i) a Change of Control occurs, (ii) the Company signs a letter of intent or agreement with respect to a transaction that if consummated would result in a Change of Control, or (iii) a public announcement is made of a proposed transaction that if consummated would result in a Change of Control.

If the conditions of Section 4.7(a) are met as of the Date of Termination, the Executive shall be entitled to the payments and benefits provided under and as set forth in Section 4.1 in lieu of the payments and benefits provided under Section 3.1. If the conditions of Section 4.7(b) are met, the Executive shall be entitled to the payments and benefits provided under Section 4.1, less any payments and benefits previously received by the Executive under Section 3.1, and any such additional payments shall be paid to the Executive as soon as practicable following the applicable triggering event set forth in Section 4.7(b), but in no event later than March 15th of the calendar year following the Date of Termination, provided the condition in Section 6.11 was previously satisfied.

ARTICLE 5

NONDISCLOSURE, NONCOMPETITION AND NONSOLICITATION

Section 5.1Nondisclosure of Confidential Information. Executive acknowledges and agrees that in the course of his or her employment, Executive has been in a position to have access to and develop Confidential Information. The Company promises to continue to provide Confidential Information to Executive during his or her tenure as an employee of the Company. As long as Executive is an employee of the Company, the Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which the Executive obtained during the Executive’s employment (whether prior to or after the Agreement Date) and shall use such Confidential Information solely in the good faith performance of his or her duties for the Company. If the employment of the Executive is terminated for any reason, then, commencing with the Date of Termination and continuing perpetually thereafter, the Executive shall (a) not communicate, divulge or make available to any Person (other than the Company) any such Confidential Information, except with the prior written consent of the Company or as may be required by law or legal process, and (b) deliver promptly to the Company upon its written request any Confidential Information in his or her possession, including any duplicates thereof and any notes or other records the Executive has prepared with respect thereto, provided that Executive need not deliver to the Company, and may retain, one copy of any personal diaries, calendars, rolodexes or personal notes of correspondence. If the provisions of any applicable law or the order of any court would require the Executive to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Executive shall give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

Under the Defend Trade Secrets Act of 2016 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and its regulations, an Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.

Section 5.2Noncompetition; Nonsolicitation. The Executive acknowledges that in the course of his or her employment with the Company, Executive has become familiar, and will become familiar, with such Confidential Information, that Executive has developed the goodwill of the Group and will continue to be in a position to develop the goodwill of the Group, and that his or her services have been and will be of special, unique and extraordinary value to the Group.

Therefore, the Executive agrees that during the Term of this Agreement and for a period following the Date of Termination of one year, the Executive will not:

(a)other than any shares or other ownership interest in any such Person owned by the Executive on the Agreement Date, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or acquire an interest in, be employed by or render services to, or otherwise engage, participate in, or be associated or in any manner connected with (whether as a proprietor, partner, stockholder, member, director, officer, employee, joint venturer, investor, consultant, agent, sales representative, broker or other participant) any Person engaged in or planning to become engaged in any business in competition with the Business within the Prohibited Territories;

(b)contact any customer of any member of the Group to solicit, divert or entice away the business of such customer, or otherwise disrupt the relationship between such customer and any member of the Group;

(c)solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with any member of the Group, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with any member of the Group, to discontinue, reduce or limit the extent of such relationship with any member of the Group; or

(d)make contact with any employee of any member of the Group for the purpose of soliciting such employee for hire, whether as an employee, independent contractor,

consultant or otherwise, or otherwise disrupting such employee’s relationship with any member of the Group, except that Executive shall not be precluded from hiring any employee of any member of the Group who has been terminated by any member of the Group prior to commencement of employment discussions between the Executive and such person.

The Executive agrees that he or she will, at any time prior to the Date of Termination, and at the Company’s request, promptly execute any amendment or modification of the Prohibited Territories (by amending Appendix A) that is necessary to reflect the appropriate jurisdictions, including, without limitation, to add any additional jurisdictions where the Group engages in the Business in the future. All references to Appendix A in this Agreement shall be deemed to refer to Appendix A as so amended or modified.

The Executive agrees that: (i) the covenants and agreements set forth in this Section 5.2 are reasonable both in scope of geographical area and duration, (ii) the Company would not have entered into this Agreement but for such covenants of the Executive, (iii) such covenants have been made in order to induce the Company to enter into this Agreement, and (iv) such covenants and agreements are reasonable and necessary for the protection of the Confidential Information, assets, goodwill and business acquired by the Group. To the extent permitted by applicable law, Executive covenants and agrees not to institute, maintain, prosecute or in any way aid in the institution, maintenance or prosecution of any lawsuit, action, claim, arbitration or other proceeding against the Company or any of its Affiliates with respect to the enforceability of the covenants contained in this Section 5.2 and Executive hereby irrevocably waives all defenses otherwise available to the Executive with respect to the strict enforcement of such covenants and agreements by the Company.

Notwithstanding the foregoing, the Executive’s obligations set forth in Section 5.2(a) will cease to apply upon the Company’s failure to timely pay all of the amounts due to the Executive under Section 3.1 or Section 4.1, as set forth in Sections 3.5 and 4.5, respectively.

Section 5.3Injunctive Relief; Forfeiture of Future Payments and Benefits; Other Remedies. The Executive acknowledges that a breach by the Executive of Sections 5.1 or 5.2 herein would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of Sections 5.1 or 5.2 herein during the Term of this Agreement or after the Date of Termination, the Company shall be entitled to injunctive relief restraining the Executive from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Executive, including without limitation the recovery of damages and/or costs and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the foregoing remedies, the Company shall have the right upon the occurrence of any breach of any nondisclosure, noncompetition or nonsolicitation covenant contained in this Article 5, to cancel any unpaid severance payments, salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination, including the suspension or elimination of payments and benefits under Articles 3 and 4. The Executive acknowledges that any such suspension or elimination of payments would not constitute, and should not be characterized as, liquidated damages.

Section 5.4Governing Law of this Article 5; Consent to Jurisdiction.

(a)Any dispute regarding the reasonableness of the covenants and agreements set forth in this Article 5 or the territorial scope or duration thereof or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the State of Texas. The parties agree that it is their mutual intent that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect, and, to the extent permitted by applicable law, the parties waive any provision of applicable law that would render any provision of Article 5 invalid or unenforceable.

(b)The Executive expressly, knowingly and voluntarily agrees that the covenants and agreements of Section 5.2 will be governed by and interpreted in accordance with the laws of the State of Texas, and the Executive expressly, knowingly and voluntarily consents to jurisdiction in state or federal court in Harris County, Texas, for any disputes arising out of or related to the covenants and agreements set forth in Section 5.2.

Section 5.5The Executive’s Understanding of this Article. The Executive represents to the Company that he or she has read and understands, and agrees to be bound by, the terms of this Article 5 (including Appendix A hereto). The Executive acknowledges that the covenants contained in Article 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Executive and the length of time it would take the Company to find and train a suitable replacement, and (b) the nature and scope of the operations of the Group.

ARTICLE 6

MISCELLANEOUS

Section 6.1Binding Effect; Successors.

(a)This Agreement shall be binding upon and inure to the benefit of the Company and its successors or assigns, but the Company may assign this Agreement only (i) to an Affiliate or (ii) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company; and such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

(b)This Agreement is personal to the Executive and shall not be assignable by the Executive without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company to assume unconditionally in writing this Agreement.

(d)The Company shall also require all entities that control or that after a transaction will control (directly or indirectly) the Company or any such successor or assignee to agree in writing to cause to be performed all of the obligations under this Agreement.

Section 6.2Notices. All notices, claims, demands, or consents contemplated hereunder must be in writing and shall be deemed to have given upon receipt of delivery by: (a) hand (against a receipt therefor), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) email transmission with confirmation of receipt. All such notices must be addressed as follows:

If to the Company, to:

Pacific Drilling Manpower, Inc.

11700 Katy Freeway, Suite 175

Houston, Texas 77079

Attention:  Lisa M. Buchanan, SVP & General Counsel

Email:l.buchanan@pacificdrilling.com

If to the Executive, to:

«Full_MI_Name»

«P_Address_Line_1»

«P_City», «State» «P_Postal_Code»

or such other address as to which any party hereto may have notified the other in writing.

Section 6.3Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws.

Section 6.4Withholding. The Executive agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

Section 6.5Amendment, Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both parties.

Section 6.6Severability of Article 5. If any term or provision of Article 5 of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Executive and the Company intend for any court construing the terms and provisions of Article 5 to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision of Article 5, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby.

Section 6.7Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach thereof.

Section 6.8Remedies Not Exclusive. No remedy specified herein shall be deemed an exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies available by applicable law.

Section 6.9Company’s Reservation of Rights. The Executive serves at the pleasure of the Parent’s Board of Directors and the Company has the right at any time to terminate the Executive’s employment by the Company, or to change or diminish his or her status, subject to the rights of the Executive to claim the benefits conferred by this Agreement.

Section 6.10Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 6.11Conditions to Receipt of Benefits. . Notwithstanding anything in this Agreement to the contrary, the Executive’s eligibility and entitlement to the Severance Payment, the CIC Severance Payment and the acceleration and/or retention of the LTI Awards provided for under Sections 3.1 and 4.1 are dependent upon the Executive’s (a) continued compliance with the Executive’s obligations under Article 5 of this Agreement and (b) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form provided by the Company and Parent (the “Release”), which Release shall release each member of the Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of the Executive’s employment with the Company and any other member of the Group or the termination of such employment, but excluding all claims to severance payments the Executive may have under Articles 3 or 4 or any vested rights or benefits under any of the Company’s benefit plans or any other agreement in which the Executive participated immediately prior to the termination of such employment. If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by the Executive, then the Executive shall not be entitled to any portion of payments or benefits under Section 3.1 or Section 4.1. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to the Executive (which shall occur no later than seven (7) days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” for a group or class of employees (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date.

Section 6.12Mutual Nondisparagement. Each party agrees that, following the Executive’s termination of employment, such party will not make any public statements which materially disparage the other party. Notwithstanding the foregoing, nothing in this Section 6.12 shall prohibit any person from making truthful statements when required by law, order of a court or other body having jurisdiction.

Section 6.13Assistance with Claims. Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his or her employment by the Company, Executive will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against them in any legal, arbitration or governmental proceeding or investigation (a “Proceeding”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates in any Proceeding. The Company shall reimburse Executive for all of Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and, following the Date of Termination, shall pay a reasonable per diem fee that is commensurate with the services required of the Executive.

Section 6.14No Set-Off; No Mitigation Obligation. The obligations of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive other than as set forth in Section 5.3 hereof. In no event shall the Executive be obligated to seek other employment or take any other action to mitigate the amounts or benefits payable to the Executive under any of the provisions of this Agreement.

Section 6.15Resignation from Board of Directors. If the Executive is a director of the Parent or any member of the Group, and his or her status as an employee is terminated for any reason other than death, the Executive shall, if requested by the Company, and as a condition to be paid or reimbursed any amounts or benefits hereunder, immediately resign as a director of the Parent or other member of the Group.

Section 6.16Mediation; Preservation of Legal Rights. Except as may be otherwise provided in Article 5 of this Agreement, any dispute or controversy arising under or in connection with this Agreement (“Dispute”) shall be settled in accordance with the procedures described in this Section 6.16.

(a)The parties shall attempt in good faith to resolve any Dispute promptly by discussions between Executive and executives or members of the Board of Directors of Parent (“Company Representatives”) who have authority to settle the Dispute. Either party may give to the other party notice (a “Dispute Notice”) of any Dispute not resolved in the normal course of business. Within five days after delivery of such notice, the Executive and Company Representatives shall agree upon a mutually acceptable time and place to meet and shall meet at the time and place agreed, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first such meeting shall take place within 30 days of the Dispute Notice. If the parties are unable to resolve the Dispute within 30 days of the first meeting, or if the parties fail to agree on a time and place for an initial meeting within five days of delivery of the Dispute Notice, either party may initiate mediation and litigation of the Dispute as provided hereinafter. If a party intends to be accompanied at any meeting by an attorney, the other party shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney. All discussions pursuant to this Section 6.16 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

(b)If the Dispute is not resolved through discussion as provided in Section 6.16(a), either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties are unable to agree upon a neutral party, they shall seek the assistance of the Company’s outside counsel in the selection process.

(c)If the parties are unable to resolve the Dispute through the foregoing non-binding procedures, each party shall have the full right to seek resolution of the Dispute through legal action. Any lawsuit relating to a Dispute arising out of or relating to this Agreement that is not resolved by the non-binding procedures provided above must be brought in a state or federal court located in Harris County, Texas. The parties agree to waive trial by jury.

(d)Notwithstanding the Dispute resolution provisions of this Section 6.16, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 6.16 and to seek injunctive relief to protect the party’s rights pending resolution of a Dispute pursuant to Section 6.16.

Section 6.17Company’s Representations. The Company represents and warrants that it is fully authorized to enter into this Agreement, that the Agreement has been duly authorized by all necessary corporate action, that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization or any applicable law or regulation and that this Agreement is enforceable in accordance with its terms.

Section 6.18Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof, except for the Letter Agreements, which shall continue to act to modify this Agreement.

Section 6.19Section 409A.

(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of the Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Executive’s death or (ii) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Executive (or the Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

Section 6.20Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or if the Executive violates any non-competition, non-solicitation, non-disparagement or nondisclosure covenant or agreement with the Group, the Company may require forfeiture or recoupment of any severance or other compensation paid to the Executive under this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Company and Parent reserve the right, without the consent of the Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect; provided such clawback policies and procedures apply to all senior executives of the Company or Parent.

Section 6.21Survival. Notwithstanding the expiration of the term of this Agreement by virtue of Section 2.1 or otherwise, any provision of this Agreement which by its terms is intended to have continuing effect beyond the date on which the term of this Agreement expires, shall continue in full force and effect and shall be enforceable in accordance with its terms by the parties hereto.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the Agreement Date.

COMPANY:

PACIFIC DRILLING MANPOWER, INC.

By:
Name: Bernie G. Wolford, Jr.
Title: Chief Executive Officer and President

EXECUTIVE:

«Full_MI_Name»

Appendix A

JURISDICTIONS

(as of the Agreement Date)

The Executive acknowledges and agrees that as of the Agreement Date the Company operates throughout all territories listed below and that he/she performs services and/or, will perform services throughout those territories, and/or, has obtained Company confidential information, or will obtain Company confidential information regarding Company business throughout all territories.

The State of Texas, USA

The State of Mississippi, USA

The State of Alabama, USA

The State of Louisiana, USA

Ghana

Mauritania

Nigeria

Brazil